BioSpecifics
TECHNOLOGIES CORP.

Tuesday, July 3, 2018

Dear BioSpecifics colleagues, partners and stockholders,

I am writing to inform you that I have been diagnosed with glioblastoma and am currently undergoing treatment. Having completed the initial stages of my treatment plan, I'm feeling good and optimistic as I am now undergoing experimental therapy. During this time, I am able to continue to lead the day-to-day operations of the company.

The board of directors has and will continue to fully support me through this time. Though I will have a reduced work schedule during certain periods of my treatment, I do not anticipate that I will be away from operations for any extended period of time. The board of directors is reviewing options for contingency and succession planning.

I appreciate all your ongoing support and want to thank our employees and partners for all that you do to support our company.

Sincerely,

Thomas L. Wegman
President
thomas_wegman@biospecifics.com